Exhibit 5.1

Steven D. Singer

212 295 6307 (t)
+1 212 230 8888 (f)
steven.singer@wilmerhale.com

December 12, 2008

Momenta Pharmaceuticals, Inc.

675 West Kendall Street
Cambridge, MA 02142

Re:  Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-140251) (as amended, the “Registration Statement”) filed by Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of common stock, par value $0.0001 per share (“Common Stock”), preferred stock, debt securities and warrants, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $150,000,000 and (ii) the prospectus supplement, dated December 11, 2008, filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”) relating to the issue and sale of up to 2.8 million shares (the “Shares”) of Common Stock of the Company.

The Shares are to be sold by the Company to selected investors pursuant to subscription agreements (the “Subscription Agreements”) in the form attached as Exhibit A to the placement agency agreement (the “Placement Agency Agreement”) by and between the Company and Leerink Swann LLC, dated December 11, 2008, which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated December 12, 2008, as filed with the Commission on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.  We have examined copies of the Registration Statement and the Prospectus Supplement, each as filed with the Commission.  We have also examined and relied upon the Placement Agency Agreement and the Subscription Agreements, minutes of meetings of the stockholders and the Board of Directors of the Company, including committees thereof, as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022

Beijing     Berlin     Boston     Brussels     London     Los Angeles     New York     Oxford     Palo Alto     Waltham     Washington

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Subscription Agreements, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated December 12, 2008, as filed with the Commission on the date hereof in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ STEVEN D. SINGER
Steven D. Singer, a Partner